EXHIBIT 99.2

May 5, 2014

Dear Shareholders,

The objective of our investor communications is to provide information to enable you to determine the intrinsic value of the Company, so that you can decide whether to buy, sell, or hold and continue to enjoy your investment in the Company.

Results

We achieved net sales of $688.3 million and earnings of $5.58 per share in 2013, compared with sales of $491.8 million and earnings of $3.60 per share in 2012. These are year-over-year increases of 40% and 55%, respectively.

The first quarter of 2014 was also strong, with net sales of $169.9 million and earnings of $1.22 per share, compared with net sales of $155.9 million and earnings of $1.20 per share in the first quarter of 2013. These are year-over-year increases of 9% and 2%, respectively. Our EBITDA in the first quarter of 2014 of $47.3 million increased 13% from the first quarter 2013 EBITDA of $41.9 million.

Market Conditions

Consumer demand for firearms was exceptionally strong through most of 2013, and increased approximately 7% from the record demand in 20121. The strongest demand was for firearms that consumers were afraid might be banned during the intense political environment following the tragic, criminal misuse of firearms at Sandy Hook Elementary School. This exceptionally strong demand was for firearms such as modern sporting rifles and for magazines that hold more than 10 rounds. Demand for rimfire products and handguns appropriate for self-defense was also strong throughout the year.

The estimated unit sell-through of our products from the independent distributors to retailers in 2013 increased by 18% from 2012 despite a lack of finished goods inventory of the Company’s products at the beginning of the year at both the independent distributors and the Company.

During the first quarter of 2014, adjusted NICS background checks declined year over year by 22%. This represents a significant reduction in demand. It should be noted, however, that while

1	Estimate based on the trend in National Instant Criminal Background Check System background checks (NICS),

as adjusted by the National Shooting Sports Foundation (NSSF) to eliminate background checks associated with permit applications and renewals rather than firearms sales.

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recent months have been lower than the same periods one year ago, they generally have been the second highest levels ever recorded for these months, exceeding even the strong 2012 demand levels.

We believe that it is reasonable to expect a period of slowdown in overall demand after the huge surge in demand in 2013. We saw a similar pattern in demand during 2009 and 2010. There was a huge post-presidential-election surge that lasted more than six months, followed by a period of slowdown as the consumers absorbed all of their purchases. This was then followed by the three strongest years of demand ever experienced.

Despite the 22% decline in NICS checks during the first quarter of 2014, the estimated unit sell-through of our products from the independent distributors to retailers increased 10% from the first quarter of 2013. The Company apparently did not suffer the same slowdown in demand during the first quarter that many of our competitors did. If the market continues to slow down relative to the record levels of demand in 2013, we expect demand for the Company’s products to slow down at some point too.

New product introductions are an important driver of demand, regardless of the political environment. In 2013, we launched the LC380 pistol, the SR45 pistol, the LCRx revolver, the Ruger American Rimfire Rifle, the SR-762 rifle and the redesigned Red Label over-and-under shotgun. New products resulted in sales of $195.8 million or approximately 29% of sales for 20132 and sales of $41.3 million in Q1 of 2014 or approximately 24% of sales for the quarter.

We remain committed to developing and introducing innovative new products in growth segments of our market. This is the first of the two core elements of our strategy.

Manufacturing

New product introductions have not only driven demand, but they also have driven our capital equipment investment and manufacturing space needs. Over the last seven years, the Company, through its lean initiatives, has increased annual unit production from approximately 420,000 units to more than 2.2 million units while operating in the same, fixed amount of space. We had essentially run out of space in our current facilities and have largely tapped out the prospective employee pools in our New Hampshire and Arizona locations. Consequently, we expanded our manufacturing base through the acquisition of a factory in Mayodan, North Carolina of approximately 225,000 sq. ft. There is a skilled and enthusiastic pool of prospective employees in the Mayodan area and we are optimistic that we can put between 8 and 10 production supercells in the new facility if and when demand and new product launches warrant it. We are currently producing the new Ruger American Rimfire Rifle in Mayodan. The initial setup expenses and ongoing overhead of the Mayodan facility will reduce earnings in the short term, but as production volumes increase, we expect it to be a net contributor to earnings.

In 2013, we expanded capacity for certain mature products, introduced new capacity for new product introductions, and increased unit production by 33% from 2012. During this time, inventory turns were increased, helping the Company avoid approximately $12 million of inventory growth.

During the first quarter of 2014, we increased unit production by 19% from the first quarter of 2013.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space,

2 New product sales include only those major new products that were introduced within the past 24 months.

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and capacity) that we can invest in top-line growth. This is the second of the two core elements of our strategy.

Inventory and Production Levels

During any period of slowdown in demand, we face the challenge of balancing the need to reduce production output to avoid excess inventory build in the channel with the need to have enough inventory to take advantage of the next surge in demand. During 2009 and 2010, we took aggressive action to avoid any material increase in inventories at the Company and at the independent distributors. When demand surged in late 2010, we were unable to increase production capacity fast enough to take full advantage of the surge. The opportunity cost we incurred exceeded any potential inventory carrying cost we might have incurred had we allowed inventories to build. We concluded we should react differently during the next slowdown.

It is reasonable to look at the decline in NICS checks during the first quarter of 2014 and conclude that we might experience some level of slowdown in demand for the Company’s products in the quarters to come. Based on our experience during the 2009-2010 demand swings, we have decided to allow some build up of finished goods inventory in the channel and at the Company. We believe that six inventory turns at the independent distributors is a reasonable level for rapid fulfillment of retailer demand. During 2013, our distributors in aggregate averaged approximately 11 inventory turns, which we believe to be too high. Based on the 2013 sell-through from the independent distributors to the retailers of more than 2.2 million units, the goal of six inventory turns would indicate that the appropriate level of aggregate inventory should be 350,000+ units. At the end of the first quarter of 2014, the independent distributors in aggregate had only 201,100 units of the Company’s products in inventory.

Capital Expenditures and Depreciation

In 2013, capital expenditures totaled $55 million. Of this amount, approximately two-thirds was for new products and capacity expansion. The remaining capital was deployed primarily to maintain and upgrade older manufacturing equipment and to support our facilities. Our depreciation in 2013 was approximately $20 million, so we had about $35 million of capital expenditures in excess of depreciation. This $35 million represented only a 14% increase in our gross Plant, Property, and Equipment and, combined with our lean efforts, helped us achieve the 33% increase in unit production in 2013 compared to 2012.

We expect to invest approximately $35 million for capital expenditures during 2014. During the first quarter of 2014, we invested $10 million, much of it related to tooling and equipment for new products.

Effective December 31, 2013, the Company revised its estimate of the useful life of machinery and equipment from 10 to 7 years. Because of the need to accelerate depreciation for the machinery and equipment on hand at December 31, 2013, this change will increase depreciation expense by approximately $7 million and $3 million in 2014 and 2015, respectively. The impact of accelerating depreciation in the first quarter of 2014 was $2.1 million.

Liquidity, Share Repurchases, and our Dividend Practice

2013 was a good year in terms of cash flow, as $120 million of cash was generated from operations. The first quarter of 2014 also had strong cash flow, with $16 million generated from operations. As a result, our balance sheet as of March 31, 2014 remains very healthy, with

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approximately $50 million in cash and equivalents and no debt. Additionally, our accounts receivable balance is 99% current.

During the past 12 months, Ruger paid quarterly dividends totaling $44 million to our shareholders based on our 2013 results of operations. Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from issuing dividends disproportionate to our earnings during periods of rapidly changing market conditions. Our quarterly dividends are based on a percentage of earnings each quarter and therefore the amount paid varies every quarter. We feel that this approach benefits our shareholders as it tracks our performance from quarter to quarter, allowing the dividend to better reflect our results than would a fixed dividend amount per share.

At the Annual Meeting of Shareholders in 2007, we said that we would find good uses for our cash or return it to shareholders. Since then, we have invested $161 million in the Company’s growth and returned $221 million to shareholders in the form of stock repurchases, quarterly dividends, and the special dividend. During this same period, we increased firearm sales from 476,000 units to more than 2.2 million units, and earnings from $0.04 per share to $5.58 per share. As a result, our market capitalization has increased from $217 million to approximately $1.2 billion.

We did not repurchase any shares in 2013 or the first quarter of 2014. Given that the investment community sometimes seems to react more on short-term emotion rather than on longer-term fundamentals, we wanted to be poised to take advantage of any overreaction in the stock price if and when we experience some slowdown in demand. Therefore, we expanded the $8 million that remained authorized and available for share repurchases to $25 million in February 2014. We believe that stock repurchases are attractive to the Company’s shareholders when the stock is trading at price-to-earnings multiples that are below historical averages for the Company and the Company has cash on hand. Currently, 19.2 million shares remain outstanding and as of March 31, 2014 we had $50 million of cash and equivalents on hand.

Ruger has financed its working capital growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations.

Pension Termination

In late 2013, the Company decided to initiate the process of terminating its frozen defined-benefit pension plans. This process typically takes 12 to 18 months and the Company hopes to complete the process by late 2014. When the Company completes the process, there will likely be a cash expense to purchase annuities and fund lump-sum payments for the plan participants. The cash expense is expected to be less than $10 million. There will also be an income statement impact that could approximate $30 million. This large, mostly non-cash expense addresses the Accumulated Other Comprehensive Loss that has been reflected on the balance sheet and is the result of the complex and somewhat unique rules that cover pension accounting. We do not expect the pension termination to have a material adverse effect on the operations or cash flow of the Company, although it may have a material adverse effect on the reported financial results of the Company in the period in which it is reported.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees, and an experienced and engaged Board of Directors. We have a simple but effective strategy: to use new product introductions to spur

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demand and to adopt lean methodologies throughout the business to enable us to more efficiently fulfill that demand.

We have made significant progress in improving the sales and earnings of Ruger. This effort to improve the fundamentals of our business and to broaden our product line into growth segments will be ongoing and the road may not always be smooth, especially given the many economic and political factors that may affect our industry. Consumer demand surged to record levels in 2013 and is now showing signs of slowing down. The Company will likely experience some of that slowdown too. Nonetheless, we anticipate the execution of our strategy will continue to deliver enhanced shareholder value over time.

Michael O. Fifer
Chief Executive Officer

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2014. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.

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Key Metrics: 2008 to 2013

(Dollars in Thousands, except per share data)

	2008	2009	2010	2011	2012	2013

Sales	$181,483	$270,985	$255,206	$328,816	$491,824	$688,276

Gross profit	$42,753	$87,605	$83,982	$111,758	$178,953	$258,605
Gross margin	24%	32%	33%	34%	36%	38%

Operating income	$13,537	$43,904	$43,393	$62,416	$111,066	$174,906
Operating margin	7%	16%	17%	19%	23%	25%

Net income	$8,666	$27,503	$28,255	$40,015	$70,629	$111,272
Net income %	5%	10%	11%	12%	14%	16%

EBITDA	$19,001	$51,700	$53,451	$75,745	$127,058	$195,725
EBITDA %	10%	19%	21%	23%	26%	28%

EPS	$0.43	$1.42	$1.46	$2.09	$3.60	$5.58

Return on equity	12%	34%	27%	32%	61%	81%

Inventory turns	2.3	3.6	3.6	4.5	5.8	6.7

Dividends paid	$0	$5,816	$6,317	$8,159	$111,523	$41,079

Market capitalization	$0.1	$0.2	$0.3	$0.6	$0.9	$1.4
(in billions)
Units produced	600,600	934,300	906,200	1,114,700	1,695,900	2,249,500

Units shipped	626,500	925,800	903,200	1,123,100	1,696,400	2,237,400

Distributor Sell-through	631,000	887,400	901,500	1,085,200	1,772,800	2,091,500

Adjusted NICS checks	8,994,000	9,534,000	9,436,000	10,791,000	13,780,000	14,796,900

New product sales	$24,200	$50,000	$62,300	$98,550	$182,000	$195,800
% of firearms sales	13%	18%	25%	30%	38%	29%

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